EXHIBIT 99.1
May 31, 2007
Dear Shareholders (and friends) of AssuranceAmerica,
We are not pleased with our recent earnings results, but are fully aware of the culprits. First, the reorganization of our retail agencies has been costly, along with poor implementation of the branch’s new field technology system. Both issues will not go away quickly, but are being dealt with. We have been successful in increasing the premiums of our Carrier written through our Retail Agency branch system from 20% of our 2006 volume to 40% forecasted for 2007.
Our Carrier/MGA results continue to be positive, and the new states opened this year are expected to produce approximately $16.0 million Gross Written Premium. Effective today we have added a Vice President of Sales, and we now market in 7 states through 1529 independent agents and 45 company branches.
The following is our report on our April and year-to-date results.

	April (Unaudited)
	Current Month			Full Year
	2007	2006	Change	2007	2006	Change
	(In $1,000)		%	(In $1,000)		%
• Gross Premiums Produced[1]*	$9,878	$11,515	(14)%	$52,016	$57,386	(9)%
• MGA/Carrier Gross Premiums Produced [1,2]	$7,702	$5,461	41%	$37,652	$31,812	18%
• MGA/Carrier Revenues [2]	$4,265	$3,442	24%	$17,527	$15,971	10%
• Retail Agencies Gross Premium Produced [1,2]*	$4,202	$7,172	(41)%	$24,875	$31,877	(22)%
• Retail Agencies Group Revenues [2] *	$844	$1,088	(22)%	$4,282	$4,867	(12)%
• Company Revenues*	$4,746	$4,331	10%	$19,914	$19,740	1%
• Company Pre-Tax Income before stock option*	$82	$330	(75)%	$1,360	$1,598	(15)%
• Company Pre-Tax Income*	$40	$279	(86)%	$1,192	$1,478	(19)%

1 Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.
2 Before intercompany eliminations
* Current year financial data includes agency acquisitions that may not be included in prior year data
We also wanted to take this opportunity to adjust our previously reported February MGA/Carrier and total Company unaudited revenues. We apologize for any inconvenience this understatement may have caused.

	MGA/Carrier	Total Company	MGA/Carrier	Total Company
	February 2007 (Current Month)		February 2007 (Full Year)
As reported	$3,459	$4,040	$6,692	$7,920
Corrected	$4,613	$5,239	$8,568	$9,909

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Thank you for your continued interest and confidence in AssuranceAmerica Corporation.
Sincerely,

/s/ Guy W. Millner	/s/ Lawrence (Bud) Stumbaugh

Guy W. Millner	Lawrence (Bud) Stumbaugh
Chairman	President and Chief Executive Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.
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